Exhibit 99.1

News Release

Tuesday, Jan. 17, 2006

Gannett Board Elects New Director

McLEAN, VA – Marjorie Magner, retired chairman and chief executive officer of Citigroup’s Global Consumer Group, has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI) effective Feb. 1, 2006, the company announced today.

“Marge is well respected in the world of business and finance, so we are extremely pleased that she chose to join Gannett’s Board after her outstanding career at Citigroup,” said Craig A. Dubow, Gannett’s president and chief executive officer. “Her character and knowledge will be strong assets to Gannett.”

Magner served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), beginning in 1987. She retired from Citigroup in October 2005. She currently serves as chairman of the Brooklyn College Foundation and as a member of the Dean’s Advisory Council for the Krannert School of Management at Purdue University.

With Magner’s election, Gannett has ten directors.

Gannett Co., Inc. is a leading international news and information company that publishes 91 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns more than 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 21 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Media inquiries:

Tara Connell

Vice President of Corporate Communication

703-854-6049

tjconnel@gannett.com

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